EXHIBIT 99

NEWS RELEASE
For Immediate Release
For more information,

ATC Technology Corporation	Mary Ryan
Reports First Quarter Results	630.663.8283
maryan@corpatc.com

•	Total revenue of $113.5 million down 12.4% from first quarter 2008
•	Reported earnings per share of $0.37, or adjusted earnings per share of $0.47 excluding restructuring charges
•	Production transfer from Springfield, MO to Oklahoma City, OK ahead of schedule
•	Recorded restructuring charges of $3.2 million in Drivetrain segment
•	Liquidity position remains strong
•	Drivetrain receives 2008 Honda Supplier Performance Award

Downers Grove, Illinois, April 28, 2009 – ATC Technology Corporation (ATC)
(NASDAQ-GS:ATAC), today reported financial results for the first quarter of 2009.

First Quarter Results
For the quarter ended March 31, 2009, revenue decreased 12.4% to $113.5 million from $129.5 million for the same period in 2008.  Income from continuing operations for the first quarter of 2009 was $7.2 million versus $11.1 million for the first quarter of 2008.  During the first quarter, the Company recorded pre-tax charges of $3.2 million primarily consisting of cash costs related to the consolidation and restructuring of its North American Drivetrain business.  Earnings per diluted share from continuing operations for the quarter were $0.37, as compared to $0.50 per diluted share for the first quarter of 2008.  On an adjusted basis, excluding restructuring costs, earnings were $0.47 per diluted share for the first quarter of 2009.

The Company’s Logistics segment’s revenue for the quarter decreased 8.8% to $77.3 million from $84.8 million for the first quarter of 2008.  Logistics segment profit for the quarter decreased 11.8% to $13.5 million from $15.3 million in the same quarter of last year.  The decrease in revenue and profit was primarily attributable to the run-out of a one-time automotive upgrade program in early 2008, a decrease in revenues with TomTom, and the impact of price concessions associated with long-term contracts.  These impacts were partially offset by the ramp-up of new programs launched during 2008 and the benefit of the Company’s cost reduction initiatives.

The Company’s Drivetrain segment’s revenue was $36.2 million, a 19.2% decrease from $44.8 million for the first quarter of 2008.  First quarter segment loss was $1.9 million including the $3.2 million of restructuring costs.  Adjusted segment profit of $1.3 million for the quarter compared against segment profit of $2.6 million for the first quarter of 2008.  Drivetrain results continued to be impacted by the negative operating leverage associated with the dramatic reduction in volume for all significant customers.

Management Comments
Todd R. Peters, President and CEO said, “Despite the economic headwinds that have slowed the growth in our Logistics segment, we continued to benefit from the resilience of our long-term customer, AT&T, as well as from the ramp-up of new programs launched in 2008.  The comparison to 2008 is made challenging as we benefitted significantly last year from a one-time electronics upgrade program that was substantially completed at the end of the first quarter of 2008.  However, we continued to deliver on cost reduction initiatives resulting in a solid operating margin of 17.5% for this segment in 2009.”

“Results for our Drivetrain business were disappointing as we experienced across-the-board softness, most significantly with Allison and Honda.  Allison revenue declined due to the impact of the economy on medium/heavy-duty truck utilization.  Our Honda revenue, driven by demand for in-warranty replacements, has been negatively impacted by the improved performance of Honda’s five-speed transmissions versus their legacy four-speed transmissions.  However, we remain a valuable partner to Honda, borne out by our recent receipt of Honda’s coveted 2008 Supplier Performance Award.  The automotive environment continues to be challenging.  While our Drivetrain consolidation and restructuring is ahead of schedule, we continue to monitor the unfolding developments of our customers.”

“Our liquidity remains strong with approximately $78 million in cash and cash equivalents as of March 31, 2009 and $79 million of availability on our $150 million credit facility.”

“Overall, the first quarter was challenging for ATC, as it was for many other companies.  However, we have the financial strength and operational flexibility to adapt quickly to changes.  We have a disciplined approach to cost management that permeates throughout the Company and delivers results.  Going forward, our new business pipeline reflects $227 million in opportunities across both segments, after winning a modest $1.6 million of annualized revenue during the first quarter.”

“Based on our expectation for a continuing contraction in demand for our Drivetrain customers’ products and services, and the foreseeable strength of our Logistics business, we are revising our full year revenue guidance from $488-$539 million to $478-$520 million.  We now expect Logistics revenue of $333-$365 million, a slight pullback on the high end of our previous estimate due to timing of anticipated new business wins, yet with continued margin performance, we expect segment profit of $51-$60 million.  For Drivetrain, we now expect $145-$155 million in revenue and adjusted segment profit of $8.5-$9.5 million, excluding the $5.0-$6.0 million in previously announced restructuring charges.  We expect earnings per diluted share from continuing operations of $1.67-$1.99, including $0.16-$0.18 per share during the year for the restructuring charges.  Accordingly, our revised 2009 guidance on an adjusted basis is narrowed from $1.80-$2.20 to $1.85-$2.15 per diluted share.  This compares to $1.91 adjusted earnings per diluted share for the full year 2008,” Peters concluded.

ATC will simultaneously host a conference call (dial-in number is 877-718-5104) and webcast to discuss the operating highlights and financial results for the first quarter 2009 on Wednesday, April 29, 2009 at 9:00 A.M. Central time.

Conference call information for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s web site at www.goATC.com.  Click on Investor Relations and SEC Filings.  Select webcasts.  Please access the web site at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software.  A “no audio—slides only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC Technology Corporation web site and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy-duty vehicle service parts markets.

###

goATC.com	Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our Annual Report on Form 10-K for the year ended December 31, 2008 and our other periodic filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update the forward-looking statements contained in this news release.

ATC TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended March 31,
	2009	2008
	(Unaudited)

Net sales:
Services	$77,316	$84,757
Products	36,160	44,785
Total net sales	113,476	129,542

Cost of sales:
Services	55,307	61,133
Products	30,638	36,149
Products - exit, disposal, certain severance and other charges	380	-
Total cost of sales	86,325	97,282

Gross profit	27,151	32,260

Selling, general and administrative expense	12,751	13,370
Amortization of intangible assets	30	51
Exit, disposal, certain severance and other charges	2,782	966

Operating income	11,588	17,873

Interest income	63	300
Other income, net	11	71
Interest expense	(258)	(128)

Income from continuing operations before income taxes	11,404	18,116

Income tax expense	4,220	7,031

Income from continuing operations	7,184	11,085

Loss from discontinued operations, net of income taxes	-	(2,512)

Net income	$7,184	$8,573

Per common share - basic:
Income from continuing operations	$0.37	$0.51
Loss from discontinued operations	$-	$(0.12)
Net income	$0.37	$0.39

Weighted average number of common shares
outstanding	19,544	21,842

Per common share - diluted:
Income from continuing operations	$0.37	$0.50
Loss from discontinued operations	$-	$(0.11)
Net income	$0.37	$0.39

Weighted average number of common and
common equivalent shares outstanding	19,675	22,102

ATC TECHNOLOGY CORPORATION
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles ("GAAP") to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP")

(In millions, except per share data)
	Actual		Actual	Projected
	For the three months ended March 31,		For the twelve months ended December 31,	For the twelve months ended December 31, 2009
	2009	2008	2008	Low	High
	(Unaudited)		(Unaudited)	(Unaudited)
Consolidated Data:

Income (loss) from continuing operations (GAAP basis)	$7.2	$11.1	$(22.7)	$32.9	$39.3

Impairment of goodwill - Drivetrain Segment, net of tax (a)	-	-	56.8	-	-
Plant closure and restructuring costs - Drivetrain segment, net of tax	2.0	-	6.1	3.6	3.2

Adjusted Income from continuing operations (non-GAAP basis)	$9.2	$11.1	$40.2	$36.5	$42.5

Earnings Per Diluted Share:
Income (loss) from continuing operations (GAAP basis)	$0.37	$0.50	$(1.09)	$1.67	$1.99

Impairment of goodwill - Drivetrain Segment, net of tax (a)	-	-	2.69	-	-
Plant closure and restructuring costs - Drivetrain segment, net of tax	0.10	-	0.29	0.18	0.16
Reconcilement due to share count change from Basic to Diluted	-	-	0.02	-	-

Adjusted Income from continuing operations (non-GAAP basis)	$0.47	$0.50	$1.91	$1.85	$2.15

Diluted Shares Outstanding	19.7	22.1	21.1	20.0	20.0

Free Cash Flow:
Net cash provided by operating activities - continuing operations (GAAP basis)				$44.0	$54.0

Purchases of property, plant and equipment				(10.0)	(14.0)

Free cash flow (non - GAAP basis)				$34.0	$40.0

Drivetrain Segment Data:

Segment profit (loss) (GAAP basis)	$(1.9)	$2.6	$(81.3)	$2.5	$4.5

Impairment of goodwill - Drivetrain Segment	-	-	79.1	-	-
Plant closure and restructuring costs - Drivetrain segment	3.2	-	9.7	6.0	5.0

Adjusted Segment profit (non-GAAP basis)	$1.3	$2.6	$7.5	$8.5	$9.5

(a)  Includes an income tax benefit of $0.4 million, or $0.02 per diluted share, recorded during the fourth quarter of 2008, from a revaluation of certain deferred tax assets primarily related to tax deductible goodwill.

__________________________________________________________
Explanation of non-GAAP financial measures:
The Company reports its financial results of operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP.  This press release includes such non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of the Company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Income From Continuing Operations:  Represents income (loss) from continuing operations (GAAP basis) adjusted to exclude, on an after-tax basis, (i) the Drivetrain impairment of goodwill charge and (ii) the Drivetrain plant closure and restructuring costs.

Adjusted Income From Continuing Operations Per Diluted Share:  Represents income (loss) from continuing operations per share (GAAP basis) adjusted to exclude, on an after-tax basis per diluted share, (i) the Drivetrain impairment of goodwill charge and (ii) the Drivetrain plant closure and restructuring costs.

Adjusted Segment profit:  Represents segment profit (loss) (GAAP basis) adjusted to exclude (i) the Drivetrain impairment of goodwill charge and (ii) the Drivetrain plant closure and restructuring costs.

Free Cash Flow:  Represents net cash provided by operating activities – continuing operations reduced by purchases of property, plant and equipment.

The Company believes these non-GAAP financial measures provide management, investors, equity analysts, and rating agencies with useful information by which to measure our performance.  In addition, many of the Company’s internal performance measures are based on these non-GAAP financial measures.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available.  The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.